As filed with the Securities and Exchange Commission on November 15, 2016

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Holly Energy Partners, L.P.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware	4610	20-0833098
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2828 N. Harwood, Suite 1300 Dallas, Texas 75201 (214) 871-3555 (Address, Including Zip Code, and Telephone Number, Including Area Code, of each of the Registrant’s Principal Executive Offices)
Denise C. McWatters
Senior Vice President, General Counsel and Secretary
Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
(214) 871-3555
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code, of
each of the Registrant’s Agent for Service)

Copy to:
Alan J. Bogdanow
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common units representing limited partner interests	3,420,000 (1)	$31.25 (2)	$106,875,000 (2)	$12,386.82

(1)
Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any distribution, split, combination or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sale prices of the common units on November 11, 2016, as reported on the New York Stock Exchange.

PROSPECTUS

Holly Energy Partners, L.P.
3,420,000 Common Units Offered by the Selling Unitholders
The common units representing limited partner interests in Holly Energy Partners, L.P. (“common units”) may be offered from time to time, in one or more offerings, by the selling unitholders named in this prospectus. We will not receive any proceeds from the sale of these common units by the selling unitholders.
The selling unitholders may offer and sell these common units in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with only a general description of these common units and the manner in which the selling unitholders will offer these common units. Any prospectus supplement may also add, update or change information contained in this prospectus.
Our common units are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “HEP.”
_____________________
Limited partnerships are inherently different from corporations, and investing in our common units involves risk. Before you make an investment in our common units, you should read “Risk Factors” beginning on page 2 and carefully read and consider the risk factors incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_____________________

The date of this prospectus is November 15, 2016.

TABLE OF CONTENTS

About This Prospectus	i
Where You Can Find More Information	i
Documents Incorporated By Reference	i
Cautionary Statement Regarding Forward-Looking Statements	iii
Who We Are	1
Risk Factors	2
Use of Proceeds	4
Description of Our Common Units	5
How We Make Cash Distributions	9
Description of Our Partnership Agreement	13
Conflicts of Interest and Fiduciary Duties	17
Material U.S. Federal Income Tax Consequences	21
Plan of Distribution	43
Selling Unitholders	32
Legal Matters	34
Experts	34
“Our,” “we,” “us” and “Holly Energy Partners” as used in this prospectus refer to Holly Energy Partners, L.P. or to Holly Energy Partners, L.P. and its subsidiaries collectively, as the context requires. References in this prospectus to our “general partner” refer to HEP Logistics Holdings, L.P. and/or Holly Logistic Services, L.L.C., the general partner of HEP Logistics Holdings, L.P., as appropriate.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, the selling unitholders may from time to time offer and sell up to 3,420,000 of our common units.
This prospectus provides you with a general description of the common units that are registered hereunder that may be offered by the selling unitholders. The specific terms of any common units that the selling unitholders offer, if not included in this prospectus or information incorporated by reference herein, will be provided in a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the Commission. Therefore, before you invest in our common units, you should carefully read this prospectus and any prospectus supplement relating to the common units offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement).
You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, and other information with the Commission (File No. 001-32225). Our filings are available to the public through the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
We make available free of charge on our Internet website at http://www.hollyenergypartners.com all of the documents that we file with the Commission as soon as reasonably practicable after we electronically file those documents with the Commission. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the Commission.
DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede information in this prospectus and information previously filed with the Commission. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus.
We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the initial registration statement and prior to effectiveness of the registration statement, and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all common units offered hereunder have been sold or that deregisters all common units then remaining unsold (other than information furnished and not filed with the Commission):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 4, 2016, August 3, 2016 and November 3, 2016, respectively;

•
the Current Reports on Form 8-K filed on February 2, 2016, February 4, 2016 (as amended on February 16, 2016), February 23, 2016, March 11, 2016, May 9, 2016, May 10, 2016, May 20, 2016, June 15, 2016, July 19, 2016, August 11, 2016, September 19, 2016, October 5, 2016, and October 27, 2016; and

•
the description of our common units contained in our Registration Statement on Form 8-A, filed on June 21, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

i

On March 31, 2016, we acquired crude oil tanks located at HFC’s Tulsa refinery from an affiliate of Plains All American Pipeline, L.P. (“Plains”) for $39.5 million. Previously in 2009, HFC sold these tanks to Plains and leased them back, and due to HFC’s continuing interest in the tanks, HFC accounted for the transaction as a financing arrangement. Accordingly, the tanks remained on HFC’s balance sheet and were depreciated for accounting purposes. As we are a consolidated variable interest entity of HFC, this transaction was recorded as a transfer between entities under common control and reflects HFC’s carrying basis in the net assets acquired of approximately $9.1 million. In connection with our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 4, 2016, August 3, 2016 and November 3, 2016, respectively, we retrospectively adjusted our financial position, operating results, and cash flows as if these crude oil tanks were owned for all periods while we were under common control of HFC. However, we have not retrospectively revised our 2015 financial statements included in our Annual Report on Form 10-K filed on February 24, 2016, as the impact to our balance sheet and operating results was not material.
We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:
Holly Energy Partners, L.P.
Attn: Senior Vice President, General Counsel and Secretary
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Telephone number: (214) 871-3555
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and some of the documents we incorporate by reference contain various “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” would,” “could,” “believe,” “may” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner, using currently available information and expectations as of the date on which such statements were made, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals;

•	the economic viability of HollyFrontier Corporation (“HollyFrontier”), Alon USA, Inc. (“Alon”) and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Commission.
All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. You should

ii

not put undue reliance on any forward-looking statements. Please read “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements speak only as of the date made and, other than as required by securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

WHO WE ARE
General
We are a Delaware limited partnership engaged principally in the business of operating a system of petroleum product and crude pipelines, storage tanks, distribution terminals, loading rack assets and refinery processing units in West Texas, New Mexico, Utah, Nevada, Oklahoma, Wyoming, Kansas, Arizona, Idaho, and Washington. We generate revenues by charging tariffs for transporting petroleum products and crude oil through our pipelines and by charging fees for terminalling and storing refined products and other hydrocarbons, providing other services at our storage tanks and terminals and charging a tolling fee per barrel or thousand standard cubic feet of feedstock throughput in our refinery processing units. We do not take ownership of products that we transport, terminal or store, and therefore, we are not directly exposed to changes in commodity prices. We serve HollyFrontier’s refining and marketing operations in the Mid-Continent, Southwest and Rocky Mountain regions of the United States and Alon’s refinery in Big Spring, Texas. The substantial majority of our business is devoted to providing transportation, storage and terminalling services to HollyFrontier. HollyFrontier currently controls our general partner and owns a 37% interest in us, including the 2% general partner interest.
Partnership Structure and Management
As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we conduct our operations through subsidiaries. We have four direct subsidiaries: (i) Holly Energy Finance Corp., (ii) Holly Energy Partners—Operating, L.P., a limited partnership that conducts all of our operations through itself and its subsidiaries, (iii) HEP Logistics GP, L.L.C., the general partner of Holly Energy Partners—Operating, L.P., and (iv) HEP UNEV Holdings LLC, a limited liability company that, through its wholly-owned subsidiary, holds our 75% interest in UNEV Pipeline LLC, the owner of the UNEV Pipeline. Holly Energy Partners—Operating, L.P. owns directly or indirectly 100% of the membership or partnership interests in its subsidiaries, other than (a) SLC Pipeline LLC in which it indirectly owns a 25% interest, (b) Frontier Aspen LLC in which it indirectly owns a 50% interest, (c) Osage Pipe Line Company, LLC in which it indirectly owns a 50% interest, and (d) Cheyenne Pipeline LLC in which it indirectly owns a 50% interest.
Holly Logistic Services, L.L.C., as the general partner of our general partner, manages our operations and activities. Neither our general partner nor the board of directors of Holly Logistic Services, L.L.C. are elected by our unitholders. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect the directors of Holly Logistic Services, L.L.C.
The address and phone number of our principal executive offices is 2828 N. Harwood, Suite 1300, Dallas, Texas 75201; telephone number (214) 871-3555. Our website is located at http://www.hollyenergypartners.com. Information on our website or any other website, is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the Commission.
For additional information as to our business, properties and financial condition, see “Where You Can Find More Information” and “Documents Incorporated By Reference.”

RISK FACTORS

An investment in our common units involves risks. Before you invest in our common units, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the foregoing documents and the other information included in, or incorporated by reference into, this prospectus. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. In that case, we may be unable to pay distributions to our unitholders, or to pay interest on, or the principal of, any debt securities. In that event, the trading price of our common units could decline and you could lose all or part of your investment. When the selling unitholders offer and sell any common units pursuant to a prospectus supplement, we may include additional risk factors relevant to such common units in such prospectus supplement.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common units by the selling unitholders.

DESCRIPTION OF OUR COMMON UNITS
Common Units
Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units and our general partner in and to cash distributions, please carefully review this section and the section titled “How We Make Cash Distributions” in this prospectus.
Our outstanding common units are listed on the NYSE under the symbol “HEP.” Any additional common units we issue will also be listed on the NYSE.
The transfer agent and registrar for our common units is Wells Fargo Shareowner Services.
Number of Units
As of November 11, 2016, we have 62,780,503 common units outstanding.
Status as Limited Partner or Assignee
Except as described below under “—Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.
Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would additionally extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.
Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.
For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.
We currently own property and conduct business in Texas, New Mexico, Utah, Nevada, Oklahoma, Wyoming, Kansas, Arizona, Idaho, and Washington. We may own property or conduct business in other states in the future. Maintenance of our limited liability as a limited partner of our operating partnership may require compliance with legal requirements in the jurisdictions in which our operating partnership owns property or conducts business, including qualifying our subsidiaries to do business there.
Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right of, or exercise of the right by, the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our unitholders did not elect our general partner or the board of directors of our general partner’s general partner and have no right to elect our general partner or the board of directors of our general partner’s general partner on an annual or other continuing basis. The board of directors of our general partner’s general partner is chosen by the members of our general partner’s general partner. Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.
The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Our unitholders will be unable to remove the general partner without its consent because the general partner and its affiliates own sufficient units to prevent its removal. Our unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner’s general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.
In voting its common units, the general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners.
Our unitholders will not have voting rights except with respect to the following matters which require the unitholder vote specified below:

Issuance of additional units	No approval required.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a majority of the outstanding units.

Merger of our partnership or the sale of all or substantially all of our assets	Approval of a majority of the outstanding units.

Amendment of the partnership agreement of our operating partnership and other action taken by us as a limited partner of the operating partnership	Approval of a majority of the outstanding units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Dissolution of our partnership	Approval of a majority of the outstanding units.

Reconstitution of our partnership upon dissolution	Approval of a majority of the outstanding units.

Withdrawal of the general partner	No approval right. Please read “Description of Our Partnership Agreement—Withdrawal or Removal of our General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates.

Transfer of the general partner interest	No approval right. Please read “Description of Our Partnership Agreement—Transfer of General Partner Interests.”

Transfer of incentive distribution rights	No approval right. Please read “Description of Our Partnership Agreement—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in the general partner	No approval required at any time.
Transfer of Common Units
The purchase of any of our common units offered by this prospectus and any prospectus supplement is accomplished through the completion, execution and delivery of a transfer application. Additionally, any later transfers of our common units will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, a purchaser or transferee of our common units:

•	becomes the record holder of our common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that such transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.
An assignee will become a substituted limited partner of our partnership for the transferred common units upon admission by our general partner and the recording of the name of the assignee on our books and records. Our general partner intends to admit assignees as substituted limited partners on a quarterly basis.
A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of our common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.
Thus, a purchaser or transferee of our common units who does not execute and deliver a transfer application:

•
will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and may not receive some federal income tax information or reports furnished to record holders of our common units.

The transferor of our common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Reports and Records
As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements and a report on those financial statements by our independent public accountants. These financial statements will be prepared in accordance with generally accepted accounting principles. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
We will also furnish each unitholder of record with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist such unitholder in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to such unitholder:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•
information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

HOW WE MAKE CASH DISTRIBUTIONS
Distributions of Available Cash
General
Our partnership agreement provides that we will distribute all of our available cash to unitholders of record on the applicable record date within 45 days after the end of each quarter.
Definition of Available Cash
Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•
plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus
General
All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.
Definition of Operating Surplus
Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering, which was $12.1 million; plus

•	$10.0 million (as described below); plus

•
all of our cash receipts after the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•
all of our operating expenditures after the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures.
Definition of Capital Surplus
Capital surplus is defined in our partnership agreement as any distribution of cash in excess of our cumulative operating surplus. Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•
sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions
We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to our cash balance on July 13, 2004, the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus.
Distributions of Available Cash from Operating Surplus
We make distributions of available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution of $0.25 per unit for that quarter, then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.275 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.3125 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.375 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.
On July 12, 2012, our general partner agreed to forego its right to incentive distributions of up to $1.25 million per quarter over twelve consecutive quarterly periods beginning with the third quarter of 2012 and up to an additional four quarters in certain circumstances. Our general partner’s waiver of its right to incentive distributions of $1.25 million per quarter ended with the distribution paid in the third quarter of 2016.

Percentage Allocations of Available Cash from Operating Surplus
The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.25	98%	2%
First Target Distribution	up to $0.275	98%	2%
Second Target Distribution	above $0.275 up to $0.3125	85%	15%
Third Target Distribution	above $0.3125 up to $0.375	75%	25%
Thereafter	above $0.375	50%	50%
Distributions from Capital Surplus
How Distributions from Capital Surplus Are Made
We will make distributions of available cash from capital surplus, if any, in the following manner:

•
First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the public offering price from our initial public offering; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
Effect of a Distribution from Capital Surplus
The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels are reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions.
Once we distribute capital surplus on a unit equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash upon Liquidation
General
If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.
Manner of Adjustments for Gain
The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•
Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•
Third, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•
Fourth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•
Fifth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
Manner of Adjustments for Losses
We will generally allocate any loss to the general partner and the unitholders in the following manner:

•
First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to the general partner.
Adjustments to Capital Accounts
We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement, as amended, has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “How We Make Cash Distributions;”

•	allocations of taxable income and other matters are described under “Material U.S. Federal Tax Consequences;”

•	rights of holders of our common units are described under “Description of Our Common Units;” and

•	fiduciary duties of our general partner are described under “Conflicts of Interest and Fiduciary Duties.”
Purpose
Our purpose under our partnership agreement is to serve as the limited partner of our operating partnership and to engage in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that the operating partnership may, directly or indirectly, engage in (i) its operations as conducted immediately before our initial public offering, (ii) any other activity approved by the general partner but only to the extent that the general partner determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended, or (iii) any activity that enhances the operations of an activity that is described in clause (i) or (ii).
Power of Attorney
Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.
Reimbursements of Our General Partner
Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.
Issuance of Additional Securities
Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of the unitholders. It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units or other equity securities we issue may be entitled to share with the then-existing holders of our common units or other equity securities in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.
Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its and its affiliates percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership securities.
Amendments to Our Partnership Agreement
Amendments to our partnership agreement may be proposed only by our general partner, which consent may be given or withheld at its option. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

Withdrawal or Removal of Our General Partner
Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement.
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner.
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.
In the event of removal of our general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Transfer of General Partner Interests
At any time, our general partner may transfer all or any part of its general partner interest in us to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.
Transfer of Ownership Interests in Our General Partner and in Our General Partner’s General Partner
At any time, the partners of our general partner and the members of Holly Logistic Services, L.L.C., the general partner of our general partner, may sell or transfer all or part of their respective partnership or membership interests in our general partner or Holly Logistic Services, L.L.C. to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights
At any time, our general partner may sell or transfer all or part of its incentive distribution rights to an affiliate or a third party without the approval of our unitholders.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove HEP Logistics Holdings, L.P. as our general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.
The partnership agreement also provides that if the general partner is removed under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Limited Call Right
If at any time the general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of: (1) the highest cash price paid by either of the general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those partnership securities; and (2) the current market price as of the date three days before the date the notice is mailed.
As a result of the general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Tax Consequences—Disposition of Common Units.”
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

•	our general partner;

•	the general partner of our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or the general partner of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, fiduciary or trustee of any entity described above;

•
any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner, the general partner of our general partner or any departing general partner; or

•	any person designated by our general partner.
Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Registration Rights
Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of HEP Logistics Holdings, L.P. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including HollyFrontier, on the one hand, and us and our limited partners, on the other hand. The directors and officers of the general partner of our general partner, Holly Logistic Services, L.L.C., have fiduciary duties to manage the general partner in a manner beneficial to its owners, which are affiliates of HollyFrontier. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.
Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of Holly Logistic Services, L.L.C., the general partner of our general partner. If our general partner does not seek approval from the conflicts committee and the board of directors of Holly Logistic Services, L.L.C. determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then the resolution or course of action taken by the general partner will be permitted and deemed approved by the unitholders and will not constitute a breach of its obligations under the partnership agreement or its duties to us or the unitholders. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.
Conflicts of interest could arise in the situations described below, among others.
Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.
The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction, or increase of reserves in any quarter.
For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units.
Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating partnership, or its operating subsidiaries, other than in connection with HollyFrontier’s centralized cash management program.
We do not have any officers or employees and rely solely on officers and employees of Holly Logistic Services, L.L.C. and its affiliates.
Affiliates of Holly Logistic Services, L.L.C. conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to Holly Logistic Services, L.L.C. Several of the officers of Holly Logistic

Services, L.L.C. do not work full time on our affairs. These officers are required to devote time to the affairs of HollyFrontier or its affiliates and are compensated by them for the services rendered to them.
We will reimburse the general partner and its affiliates for expenses.
We will reimburse the general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that the general partner will determine the expenses that are allocable to us in good faith.
Our general partner intends to limit its liability regarding our obligations.
Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against the general partner or its assets or any affiliate of the general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of the general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.
Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Contracts between us, on the one hand, and our general partner and its affiliates, on the other, may not be the result of arm’s-length negotiations.
Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and the general partner and its affiliates are or will be the result of arm’s-length negotiations. However, any of these transactions are to be on terms that are fair and reasonable to us.
Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.
Our units are subject to our general partner’s limited call right.
Our general partner may exercise its right to call and purchase our units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price.
We may not choose to retain separate counsel for ourselves or for unitholders.
The attorneys, independent accountants, and others who perform services for us have been retained by our general partner. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the unitholders in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the unitholders, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.
Our general partner’s affiliates may compete with us.
Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us and certain services the employees of our general partner are currently providing to HollyFrontier and its affiliates. Except as provided in our partnership agreement and the omnibus agreement among us, HollyFrontier and our general partner, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.
Fiduciary Duties
Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict or eliminate the fiduciary duties owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in where a conflict of interest is present be entirely fair to the partnership.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which the general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner’s general partner must be:
•    on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•    “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner’s general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then the resolution or course of action taken by the general partner will be permitted and deemed approved by the unitholders and will not constitute a breach of its obligations under the partnership agreement or its duties to us or the unitholders. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its general partner and its officers and directors will not be liable for monetary damages to us, our limited partners, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.
We must indemnify our general partner and the general partner of our general partner, Holly Logistic Services, L.L.C., and their officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner, Holly Logistic Services, L.L.C. or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings unless our general partner, Holly Logistic Services, L.L.C. or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner and Holly Logistic Services, L.L.C. could be indemnified for their negligent acts if they met requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “us” or “we” are references to Holly Energy Partners, L.P. and our operating partnership.
Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold common units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its common units and potential changes in applicable tax laws.
We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which such common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by the general partner and our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.
For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of common units) (please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).
Taxation of the Partnership
We are treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.
Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the gathering, transportation, storage, refining, processing and marketing of certain natural resources, including oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.
Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and our operating partnership will be disregarded as an entity separate from us for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)	Neither we, the general partner of the operating partnership nor the operating partnership has elected or will elect to be treated as a corporation for federal income tax purposes; and

(b)
For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. In addition, the IRS, on May 5, 2015, issued proposed regulations concerning which activities give rise to qualifying income within the meaning of Section 7704 of the Code. We do not believe the proposed regulations affect our ability to qualify as a publicly traded partnership. However, finalized regulations could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the qualifying income requirement. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.
If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) taxable dividend income to the extent of our current and accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.
The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.
Tax Consequences of Common Unit Ownership
Limited Partner Status
Unitholders who are admitted as limited partners of Holly Energy Partners as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Holly Energy Partners for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.
Flow-Through of Taxable Income
Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.
Basis of Common Units
A unitholder’s federal income tax basis in its common units initially will be the amount paid for those common units plus the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.
Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder will generally recognize gain taxable in the manner described below under “—Disposition of Common Units.”
Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Common Units.”
A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.
Limitations on Deductibility of Losses
A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its common units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its common units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment.
A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.
In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its common units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.
Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocated against portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections of Unitholder Taxes
If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or the relevant unitholder’s identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of our units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.
Allocation of Income, Gain, Loss and Deduction
In general, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and any time we issue additional common units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including

•	the partner’s relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.
Treatment of Securities Loans
A unitholder whose common units are loaned (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those common units may be treated as ordinary taxable income.
Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”
Tax Rates
Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.
Section 754 Election
We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant common unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us.
Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Common Units.”
The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of common units due to lack of controlling authority. Because a unitholder’s tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s tax basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.
The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”
Tax Basis, Depreciation and Amortization
The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Common Units—Recognition of Gain or Loss.”
Valuation and Tax Basis of Our Properties
The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
Recognition of Gain or Loss
A unitholder will be required to recognize gain or loss on a sale of common units equal to the difference between the unitholder’s amount realized and tax basis in the common units sold. A unitholder’s amount realized will generally equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to such common units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.
Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital gain or loss upon a sale of common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.
For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.
Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific common units sold for purposes of determining the holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The regulations apply beginning with our taxable year that began on January 1, 2016. Nonetheless, the proposed regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.
A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.
Notification Requirements
A unitholder who sells or purchases any of its common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.
Constructive Termination
We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same common unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.
A constructive termination occurring on a date other than December 31 would generally require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.
Uniformity of Common Units
Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.
A unitholder’s tax basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
Ownership of common units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisor before investing in our common units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.
Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.
In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U. S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A Non-U.S. Unitholder (other than qualified foreign pension funds and entities all of the interest of which are held by qualified foreign pension funds) who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.

Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.
The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our common units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.
Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. For tax years beginning before January 1, 2018, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.
The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.
Moreover, recently enacted legislation, for taxable years beginning after December 31, 2017, changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced. Pursuant to this new legislation, we are required to designate an eligible person to act as the “Partnership Representative” with exclusive authority to act on our behalf in connection with federal income tax audits, requests by us for administrative adjustments, and any judicial proceedings arising in connection with those matters. Actions taken by the Partnership Representative will be binding on us and all of our unitholders. We anticipate that our general partner or its designee will act as the Partnership Representative.
A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3.0 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.
Accuracy-Related Penalties
Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. Penalties may also be imposed for engaging in transactions without economic substance. We do not anticipate engaging in transactions without economic substance or otherwise participating in transactions that would subject our unitholders to accuracy-related penalties.
State, Local, Foreign and Other Tax Considerations
In addition to federal income taxes, unitholders may be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. We currently own property or do business in Texas, New Mexico, Utah, Nevada, Oklahoma, Wyoming, Kansas, Arizona, Idaho, and Washington. Each of these states, other than Texas, Nevada, Washington and Wyoming, currently imposes a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. We may also own property or do business in other states or foreign jurisdictions in the future.
Unitholders may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though unitholders may not be required to file a return and pay taxes in certain jurisdictions because their income from that jurisdiction falls below the filing and payment requirement. Further, unitholders may be subject to penalties for failure to comply with any filing or payment requirement applicable to them. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF HIS INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH PROSPECTIVE UNITHOLDER CONSULT, AND DEPEND UPON, ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON‑U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT. VINSON & ELKINS L.L.P. HAS NOT RENDERED AN OPINION ON THE STATE, LOCAL, ALTERNATIVE MINIMUM TAX OR NON‑U.S. TAX CONSEQUENCES OF AN INVESTMENT IN US.

PLAN OF DISTRIBUTION
As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of the common units. The selling unitholders may sell the common units offered pursuant to this prospectus and any accompanying prospectus supplement directly, through agents or to or through underwriters, brokers or dealers, in privately negotiated transactions, in a combination of any such methods of disposition, and through any other method permitted pursuant to applicable law. The selling unitholders may distribute the common units offered pursuant to this prospectus and any accompanying prospectus supplement from time to time in one or more transactions at: a fixed price; market prices prevailing at the time of sale; prices related to prevailing market prices; at varying prices determined at the time of sale; or negotiated prices. The selling unitholders may make sales of our common units on the NYSE or otherwise at prices and under terms prevailing at the time of sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.
In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may engage in short sales, short sales against the box, puts and calls and other transactions in common units, or derivatives thereof, and may sell and deliver their common units in connection therewith, or loan or pledge the common units to broker-dealers that in turn may sell them.
In addition, the selling unitholders may from time to time sell common units in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.
As of the date of this prospectus, neither we nor any selling unitholder has engaged any underwriter, broker, dealer or agent in connection with the distribution of common units pursuant to this prospectus by the selling unitholders. To the extent required, the number of common units to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in a prospectus supplement. The aggregate net proceeds to the selling unitholders from the sale of their common units offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by us.
We will pay the costs and expenses related to the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) and transfer taxes allocable to each selling unitholder’s sale of its respective common units; these expenses will be paid by the selling unitholders.
The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling unitholders against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers and agents against specific liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities under the Securities Act.
Because the Financial Industry Regulatory Authority (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

SELLING UNITHOLDERS
This prospectus covers the offering for resale, from time to time, in one or more offerings, of up to an aggregate of 3,420,000 common units owned by the selling unitholders. These common units were issued to the selling unitholders on October 3, 2016 in a private placement transaction exempt from the registration requirements of the Securities Act under Section 4(a)(2) thereof pursuant to that certain Common Unit Purchase Agreement dated September 16, 2016, by and between Holly Energy Partners and the purchasers party thereto. It is our understanding that each selling unitholder acquired these common units in the ordinary course of business and at the time of such acquisition did not have any arrangement or understanding with any person to distribute these common units.
The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the common units will be borne by the selling unitholders.
The following table sets forth information relating to the selling unitholders as of November 11, 2016, based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholders may change over time, including by addition of additional selling unitholders, and if necessary, we will supplement this prospectus accordingly. The selling unitholders may at any time hold or acquire common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Because the selling unitholders are not obligated to sell the offered common units, we cannot state with certainty the amount of our common units that the selling unitholders will hold upon consummation of any such sales. Assuming the sale of all common units registered hereby, however, the selling unitholders will hold no common units upon completion of such sale.

Selling Unitholder(1)	Number and Percentage of Outstanding Common Units Beneficially Owned Prior to Completion of Offering(2)
Tortoise Energy Infrastructure Corporation	850,411	1.4%
Tortoise MLP Fund, Inc.	497,961	*
Tortoise Power and Energy Infrastructure Fund, Inc.	70,096	*
Tortoise Pipeline & Energy Fund, Inc.	96,994	*
Tortoise Energy Independence Fund, Inc.	100,261	*
Tortoise MLP & Pipeline Fund	764,075	1.2%
Tortoise VIP MLP & Pipeline Portfolio	1,982	*
Tortoise Direct Opportunities Fund, LP	940,117	1.5%
Texas Mutual Insurance Company	98,103	*

*	Less than 1%.

(1)
Tortoise Capital Advisors, L.L.C. (“TCA”) serves as the investment advisor to the selling unitholders. Pursuant to an investment advisory agreement or an investment management agreement entered into with each selling unitholder, TCA holds voting and dispositive power with respect to the common units held by the selling unitholders. The investment committee of TCA is responsible for the investment management of such selling unitholder’s portfolio with the exception of Tortoise Direct Opportunities Fund, LP. The investment committee is comprised of H. Kevin Birzer, Terry Matlack, Kenneth P. Malvey, Zachary A. Hamel, Brian Kessens, James Mick, Matthew Sallee and Robert Thummel, Jr. . With respect to Tortoise Direct Opportunities Fund, LP, TCA currently has five investment professionals who are primarily responsible for that fund’s portfolio. Those investment professionals are Brian Kessens, James Mick, Stephen Pang, Matthew Sallee and Robert Thummel, Jr.

(2)	Percentage is based on 62,780,503 common units outstanding on November 11, 2016.
No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the Commission and remains effective at the time any selling unitholder offers or sells common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the Commission incorporated by reference in this prospectus.

LEGAL MATTERS
Certain legal matters in connection with the common units will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.
EXPERTS
The consolidated financial statements of Holly Energy Partners, L.P. appearing in Holly Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Holly Energy Partners, L.P.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst &Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common units registered hereby. With the exception of the Securities and Exchange Commission (the “Commission”) registration fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee	$12,387
Legal fees and expenses	50,000
Accounting fees and expenses	13,000
Transfer agent fees and expenses	5,000
Listing fees	15,500
Miscellaneous	8,000

Total	$103,887

Item 15.	Indemnification of Directors and Officers
Holly Energy Partners, L.P. (“Holly Energy Partners”) is a Delaware limited partnership. Under Holly Energy Partners’ partnership agreement, in most circumstances, Holly Energy Partners will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	Holly Energy Partners’ general partner;

•	the general partner of Holly Energy Partners’ general partner;

•	any departing general partner;

•	any person who is or was an affiliate of Holly Energy Partners’ general partner or the general partner of Holly Energy Partners’ general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, fiduciary or trustee of any entity described above;

•
any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of Holly Energy Partners’ general partner, the general partner of Holly Energy Partners’ general partner or any departing general partner; or

•	any person designated by Holly Energy Partners’ general partner.
Any indemnification under these provisions will only be out of Holly Energy Partners’ assets. Unless it otherwise agrees in its sole discretion, Holly Energy Partners’ general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. Holly Energy Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether Holly Energy Partners would have the power to indemnify the person against liabilities under the partnership agreement. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.
Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.
The underwriting agreements that Holly Energy Partners may enter into with respect to the offer and sale of securities covered by this registration statement will contain certain provisions for the indemnification of directors and officers and the underwriters or sales agents, as applicable, against civil liabilities under the Securities Act of 1933 (the “Securities Act”).
Item 16.     Exhibits and Financial Statement Schedules
Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 15, 2016.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its general partner
By:	Holly Logistic Services, L.L.C., its general partner

By:	/s/ George J. Damiris
Name:	George J. Damiris
Title:	Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Mark A. Plake, Richard L. Voliva III and Kenneth P. Norwood, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for any offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on November 15, 2016.

Signature	Title

/s/ George J. Damiris George J. Damiris	Chief Executive Officer and Director of Holly Logistic Services, L.L.C. (Principal Executive Officer)

/s/ Mark A. Plake Mark A. Plake	President of Holly Logistic Services, L.L.C.

/s/ Richard L. Voliva III Richard L. Voliva III	Senior Vice President and Chief Financial Officer of Holly Logistic Services, L.L.C. (Principal Financial Officer)

/s/ Kenneth P. Norwood Kenneth P. Norwood	Vice President and Controller of Holly Logistic Services, L.L.C. (Principal Accounting Officer)

/s/ Matthew P. Clifton Matthew P. Clifton	Chairman of the Board of Holly Logistic Services, L.L.C.

/s/ Larry R. Baldwin Larry R. Baldwin	Director of Holly Logistic Services, L.L.C.

/s/ Charles M. Darling, IV Charles M. Darling, IV	Director of Holly Logistic Services, L.L.C.

/s/ William J. Gray William J. Gray	Director of Holly Logistic Services, L.L.C.

/s/ Michael C. Jennings Michael C. Jennings	Director of Holly Logistic Services, L.L.C.

/s/ Jerry W. Pinkerton Jerry W. Pinkerton	Director of Holly Logistic Services, L.L.C.

/s/ P. Dean Ridenour P. Dean Ridenour	Director of Holly Logistic Services, L.L.C.

/s/ William P. Stengel William P. Stengel	Director of Holly Logistic Services, L.L.C.

/s/ James G. Townsend James G. Townsend	Director of Holly Logistic Services, L.L.C.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

1.1**	Form of Underwriting Agreement.

4.1
First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of Holly Energy Partners, L.P. for the quarter ended June 30, 2004, File No. 1-32225).

4.2
Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated February 28, 2005 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated February 28, 2005, File No. 1-32225).

4.3
Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 6, 2005 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated July 6, 2005, File No. 1-32225).

4.4
Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated April 11, 2008 (incorporated by reference to Exhibit 4.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated April 15, 2008, File No. 1-32225).

4.5
Limited Partial Waiver of Incentive Distribution Rights under the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 12, 2012 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated July 12, 2012, File No. 1-32225).

4.6
Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated January 16, 2013 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated January 16, 2013, File No. 1-32225).

4.7
Amendment No. 5 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated June 13, 2016 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report of Holly Energy Partners, L.P. dated June 15, 2016, File No. 1-32225).

4.8
Form of certificate representing common units of Holly Energy Partners, L.P. (incorporated by reference to Exhibit A to Exhibit 3.1 of the Quarterly Report on Form 10-Q of Holly Energy Partners, L.P. for the quarter ended June 30, 2004, File No. 1-32225).

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the validity of the common units being registered.

8.1*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1 *	Power of Attorney (contained on the signature pages).

*	Filed herewith.

**	To be filed either by post-effective amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference in this registration statement.